Exhibit 10.1

FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS FOURTH AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of August 4, 2011, between WARNER CHILCOTT (US), LLC (the “Company”), and Roger M. Boissonneault (“Executive”).

RECITALS

WHEREAS, Executive and the Company are currently parties to that certain Third Amended and Restated Employment Agreement between Executive and the Company, dated as of November 7, 2008 (the “Prior Agreement”); and

WHEREAS, Executive and the Company now desire to enter into this Agreement, which Agreement will amend, restate and supersede the Prior Agreement, and will set forth the terms and conditions upon which Executive will serve as the President and Chief Executive Officer of the Company’s ultimate parent company, Warner Chilcott plc, an Irish public limited company, or any successor thereto (“Warner Chilcott”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Employment.

(a) Executive shall continue to be employed by the Company and will have the title of President and Chief Executive Officer of Warner Chilcott and the Company. Executive shall have authority, duties and responsibilities as are commensurate with Executive’s position. Executive agrees to render full-time services under this Agreement in performing such duties and responsibilities.

(b) Executive shall perform substantially all of his duties under this Agreement at the Company’s Rockaway, New Jersey office; provided, however, that Executive may be required to perform incidental services outside the United States from time to time. Executive may from time to time be required to perform duties commensurate with Executive’s position on behalf of any of Warner Chilcott or any of its direct or indirect subsidiaries (collectively, the “Group Companies”) in addition to the duties described in Section 1(a), and Executive may be appointed an officer or officers (including Chief Executive Officer) of one or more Group Companies in addition to his title described in Section 1(a). Such duties shall be performed, and such appointments accepted, by Executive without additional compensation or remuneration.

(c) Executive accepts such continued employment and agrees to continue to render the services described above to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner. It shall not be a violation of this Agreement for Executive to serve on civic or charitable boards or committees so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement. With the prior written consent of Warner Chilcott’s Board of Directors (the “Board”), which consent shall not be unreasonably refused or delayed, and so long as such activities do not significantly interfere with Executive’s commitment to work in accordance with this Agreement, Executive may serve on corporate boards or committees.

(d) During the Employment Period (as defined in Section 2 below), Executive shall be included in any slate of nominees proposed by Warner Chilcott for election to the Board. Executive shall also be a member of the Board of Directors of the Company and such other Group Companies as the Board and Executive shall mutually determine from time to time. Executive shall serve as a director of Warner Chilcott, the Company and any other Group Companies for no additional compensation from the Company, Warner Chilcott or any of such other Group Companies. Upon termination of Executive’s employment under this Agreement for any reason, or the expiration of this Agreement, Executive shall immediately submit his resignation from the Board and from the boards of directors of all other Group Companies with respect to which Executive is a member. During his employment hereunder, Executive shall report to the Board.

2. Term of Employment. Executive’s employment by the Company commenced on September 29, 2000, and shall continue unless terminated as hereinafter provided pursuant to Section 4 (the “Employment Period”).

3. Base Salary and Benefits.

(a) Base Salary. Commencing as of January 1, 2005, and thereafter during the Employment Period, Executive’s base salary shall be $800,000 per annum (as adjusted from time to time, the “Base Salary”). The Base Salary may be adjusted from time to time as set forth in Section 3(e). The Base Salary shall be payable in regular installments in accordance with the Company’s general payroll practices and shall be subject to customary withholding.

(b) Business Expenses. The Company shall reimburse Executive for all reasonable expenses incurred by him during the Employment Period in the course of performing his duties under this Agreement which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses. The parties agree that such expenses shall include, by way of example and not limitation, cellular telephone service and home fax machine and telephone line.

(c) Employee Benefits. Except as specifically set forth herein, Executive shall be entitled to participate, on a basis comparable to other key executives of the Company, in any benefit plan, incentive compensation plan or program of any Group Company for which key executives of the Company are or shall become eligible, including without limitation, pension, 401(k), life and disability insurance and share plans, subject to the approval of the Compensation Committee of the Board (or, if there is no such committee, subject to the approval of the Board), and the terms and conditions of such plans and programs.

(d) Annual Bonus. Effective January 1, 2005, Executive shall be eligible during the Employment Period to receive an annual cash bonus (the “Cash Bonus”) in such amount, if any, as is determined in the sole discretion of the Board, in a target amount equal to 85% of his then-current Base Salary (the “Target Bonus”) and a maximum amount equal to 100% of his then-current Base Salary (the “Maximum Bonus”), in each case based on the achievement of performance goals established by the Board.

(e) Annual Review of Base Salary and Cash Bonus. The Compensation Committee of the Board (or, if no such committee exists, the Board) shall review each year (including 2005) the Base Salary, Target Bonus and Maximum Bonus in accordance with the compensation policies and practices of Warner Chilcott and/or the Company; provided that in no event shall Executive’s Base Salary be reduced below $800,000, in no event shall the Target Bonus and Maximum Bonus be reduced and in no event shall the Company, the Compensation Committee of the Board or the Board be obligated to increase the Base Salary, Target Bonus or Maximum Bonus.

(f) Vacation. Executive shall be entitled to vacation time with compensation of twenty days per annum during the Employment Period. Executive shall also be entitled to all paid holidays given by the Company to its key officers.

4. Termination. The Employment Period and Executive’s employment hereunder may be terminated by either the Company or Executive at any time and for any reason; provided that Executive will be required to give at least 90 days’ advance written notice to the Company of any resignation of Executive’s employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 4 shall exclusively govern Executive’s rights upon termination of employment hereunder.

(a) Death. If Executive shall die during the Employment Period, the Employment Period and Executive’s employment hereunder shall terminate effective as of the date of Executive’s death, except that:

(i) Executive’s surviving spouse and dependents or, if none, his estate shall be entitled to receive (x) earned but unpaid Base Salary accrued through the effective date of termination, payable at the time such payment is otherwise due and payable hereunder and (y) all other amounts and benefits to which Executive is entitled, including without limitation, vacation pay and expense reimbursement amounts accrued to the effective date of termination and amounts and benefits owing under the terms of any benefit plan of any Group

Company in which Executive participates, which amounts and benefits will be paid in accordance with the terms of the applicable plans, policies and arrangements (the amounts in (x) and (y), collectively, the “Accrued Rights”); and

(ii) Executive’s surviving spouse and dependents shall be entitled to continued participation in the health and welfare plans of any Group Company in which Executive was participating immediately prior to such termination, to the extent, and in the manner, provided for pursuant to such health and welfare plans, at the Company’s expense, for a period of 12 months following such termination of employment (the “Continued Welfare Benefits”); provided, however, that if such benefits cannot be provided under the applicable plan, Executive’s surviving spouse or dependents shall receive the cash value thereof plus an appropriate tax gross-up in equal monthly installments during the 12 months following such termination of employment.

(b) Disability. At the sole discretion of the Board, the Employment Period and Executive’s employment hereunder may be terminated if Executive is disabled (as defined below) and therefore shall have been unable for a period of 180 consecutive days, or for an aggregate of nine months in any 24-month period, to substantially perform Executive’s duties hereunder, and, within 30 days after written notice by the Company to do so, Executive shall not have returned to the performance of his duties hereunder. In the event of such termination, Executive shall be entitled to receive:

(i) the Accrued Rights; and,

(ii) subject to any delay required pursuant to Section 23, commencing on the 60th day following Executive’s termination of employment (so long as Executive executes, delivers and does not revoke the Company’s standard form of release prior to such date),

(1)	the payments set forth in Section 4(d)(ii)(1) below in the manner set forth in Section 4(d)(ii)(1), except that the proviso in Section 4(d)(ii)(1) shall not apply; and

(2)	the Continued Welfare Benefits (including for Executive’s spouse and dependents to the extent, and in the manner, provided for pursuant to the applicable Group Company health and welfare plans); provided, however, that if such benefits cannot be provided under the applicable plan, Executive shall receive the cash value thereof plus an appropriate tax gross-up in equal monthly installments during the 12 months following termination of employment.

As used herein, the term “disabled” shall (x) mean that Executive is unable, as a result of a medically determinable physical or mental impairment, to perform the duties and services of his position, or (y) have the meaning specified in any disability insurance policy maintained by the Company, whichever is more favorable to Executive.

(c) By the Company for Cause. The Company may, by written notice to Executive, terminate the Employment Period and Executive’s employment hereunder for Cause. As used herein, “Cause” shall mean (i) the conviction of Executive of a felony (other than a violation of a motor vehicle or moving violation law) or conviction of a misdemeanor if such misdemeanor involves moral turpitude; or (ii) Executive’s voluntary engagement in conduct constituting larceny, embezzlement, conversion or any other act involving the misappropriation of any Group Company funds in the course of his employment; or (iii) Executive’s willful refusal to carry out specific directions of the Board, the managing member of the Company or the board of directors or managing member, as applicable, of any other Group Company of which Executive is an officer, which directions shall be consistent with the provisions hereof; or (iv) Executive’s committing any act of gross negligence or intentional misconduct in the performance or non-performance of his duties hereunder; or (v) any material breach by Executive of any material provision of this Agreement (other than for reasons related only to the business performance of the Company or business results achieved by Executive). For purposes of this Section 4(c), no act or failure to act on Executive’s part shall be considered to be reason for termination for Cause if done, or omitted to be done, by Executive in good faith and with the reasonable belief that the action or omission was in the best interests of the Company, and no event described in clauses (iii), (iv) or (v) shall constitute Cause unless Executive has failed to cure such event within 15 days after receiving written notice thereof from the Company. Upon the termination of Executive’s employment for Cause, the Company shall pay to Executive the Accrued Rights, and Executive shall not be entitled to any severance payments.

(d) By the Company Without Cause or by Executive Resignation With Good Reason. Executive and the Company agree that the Company in its absolute discretion may terminate the Employment Period and Executive’s employment hereunder without Cause on advance written notice, and the Employment Period and Executive’s employment hereunder may be terminated by Executive’s resignation with Good Reason on 90 days’ advance written notice by Executive to the Company. For purposes of this Agreement, “Good Reason” shall mean: (A) the assignment to Executive of duties materially inconsistent with Executive’s position (including status, offices, titles and reporting requirements), or any other action by the Company or Warner Chilcott which results in a diminution in Executive’s position, authority, duties or responsibilities as contemplated by Section 1(a) hereof; (B) any failure by the Company to comply with any of the provisions of Section 3 hereof; (C) the Company’s requiring Executive to be based at any office or location other than as provided in

Section 1(b); (D) any purported termination by the Company of Executive’s employment otherwise than as expressly permitted by this Agreement; or (E) any failure by the Company to obtain an express assumption of this Agreement by a successor as required pursuant to Section 16 hereof; provided that such events described in clauses (A) through (D) of this Section 4(d) shall constitute Good Reason only if the Company or Warner Chilcott, as applicable, fails to cure such event within 30 days after the Company’s receipt from Executive of written notice of the event which constitutes Good Reason; provided further, that “Good Reason” shall cease to exist for an event on the 90th day following the later of its occurrence or Executive’s knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

Upon termination of Executive’s employment by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to receive:

(i) the Accrued Rights; and,

(ii) subject to any delay required pursuant to Section 23, commencing on the 60th day following Executive’s termination of employment (so long as Executive executes, delivers and does not revoke the Company’s standard form of release prior to such date),

(1)	an amount equal to (x) 200% of Executive’s Base Salary in effect as of the date Executive’s employment with the Company is terminated plus (y) 200% of the Cash Bonus paid (or payable in the event the full amount has not then been paid) to Executive with respect to the calendar year immediately preceding the year in which Executive’s employment with the Company terminated, payable in 24 equal monthly installments, except that an amount equal to the sum of the first two such installments shall be paid as a lump sum on the date payments commence in accordance with this Section 4(d)(ii) and the remainder shall be paid monthly beginning on the Company’s first regularly scheduled payroll payment date in the first calendar month following the month in which payments commenced; provided, however, that if such termination occurs in connection with or within two years of a Change of Control, then such amount shall be payable as a lump sum cash payment within 10 days after Executive’s last day of active employment; and

(2)	the Continued Welfare Benefits (including for Executive’s spouse and dependents to the extent,

and in the manner, provided for pursuant to the applicable Group Company health and welfare plans).

(e) By Executive Resignation Without Good Reason (including Retirement). The Employment Period and Executive’s employment hereunder may be terminated by Executive’s resignation without Good Reason (including retirement) on 90 days’ advance written notice by Executive to the Company. If Executive resigns without Good Reason, the Employment Period and Executive’s employment hereunder shall terminate as of the effective date of Executive’s resignation and thereupon Executive shall be entitled solely to the Accrued Rights.

5. Gross-Up Payment.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that: (i) any payment or consideration received by Executive from a Group Company in connection with the 2005 Acquisition, or (ii) any payment or consideration received by Executive from a Group Company (or any Person whose actions result in a change in ownership or effective control or in the ownership of a substantial portion of assets of the Group Companies covered by Section 280G(b)(2) of the Internal Revenue Code of 1986 of the United States, as amended (the “Code”), or any Person affiliated with any Group Company or any such Person) in connection with a Change of Control or any other change in ownership or control or in the ownership of a substantial portion of assets for purposes of Section 280G (in each case whether paid or payable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5(a)) (any such payment or consideration described in such clauses (i) or (ii), a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties are hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to Executive at the time specified in Section 5(e) below an additional amount (a “Gross-Up Payment”) such that the net amount of the Gross-Up Payment retained by Executive, after deduction of all federal, state and local income tax (and any interest and penalties imposed with respect thereto), employment tax and Excise Tax on the Gross-Up Payment, shall be equal to the amount of the Excise Tax imposed on such Payment.

(b) For purposes of the foregoing Section 5(a), the proper amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined in the first instance by the Company. Such determination by the Company shall be promptly communicated in writing by the Company to Executive. Within 10 days of being provided with written notice of any such determination, Executive may provide written notice to the Compensation Committee of the Board (or, if there is no such Compensation Committee, the Board) of any disagreement, in which event the amounts, if any, of the Excise Tax and the Gross-Up Payment shall be determined by an independent accounting firm mutually selected by the Company and Executive in which event the Company shall bear the costs of retaining such independent accounting firm. The determination of the Company (or in the event of disagreement, the accounting firm selected) shall be final and nonreviewable.

(c) For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax under Section 5(a), any payments or benefits received or to be received by Executive in connection with a termination of employment shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless the Company or the accounting firm selected above, as applicable, determines, based on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code, with substantial authority (within the meaning of Section 6662 of the Code), that such payments or benefits (in whole or in part) do not constitute parachute payments, or that such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code.

(d) For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income taxes at the highest marginal rate of tax in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of tax in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes; provided, however, that to the extent (but only to the extent) required to comply with Regulation §409A-3(i)(l)(v) under the Code, the amount of the Gross-Up Payment shall be equal to all of the federal, state and local taxes imposed on Executive as a result of the Excise Tax and Gross-Up Payment.

(e) The Gross-Up Payment provided for in Section 5(a) shall be made in a cash, lump-sum payment to Executive (or the appropriate taxing authority on Executive’s behalf) when due but in no event later than the end of the year following the year in which Executive remits the Excise Tax. Any Gross-Up Payment required hereunder that is not made in a timely manner shall bear interest at a rate equal to the prime rate quoted on the date the payment is first overdue by Citibank N.A., New York, New York plus two percent until paid.

(f) As a result of the uncertainty in the application of Section 280G of the Code at the time of a determination hereunder, it is possible that payments will be made by the Company which should not have been made under Section 5(a) (“Overpayment”) or that additional payments which are not made by the Company pursuant to Section 5(a) should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be promptly reimbursed by Executive to the Company. In the event there is a final determination by the Internal Revenue Service, a final determination by a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by the Company to Executive, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

6. Confidential Information.

(a) Executive acknowledges and agrees that the information, observations and data obtained by him concerning any Group Company while employed by the Company or any other Group Company (“Confidential Information”) are the property of Warner Chilcott and/or the relevant Group Company (as appropriate). Therefore, Executive agrees to keep secret and retain in the strictest confidence all Confidential Information, including without limitation, trade “know-how” secrets, customer lists, pricing policies, operational methods, technical processes, formulae, inventions and research projects and other business affairs of any Group Company, learned by him prior to or after the date of this Agreement, and not to disclose them to anyone outside the Group Companies, either during or after his employment with the Company, except: (i) in the course of performing his duties hereunder; (ii) with Warner Chilcott’s express written consent; (iii) to the extent that the Confidential Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order or other governmental process, shall notify the Company, by personal delivery or fax (pursuant to Section 11 hereof), and, at the Company’s expense, shall take all reasonably necessary steps requested by the Company to defend against the enforcement of such subpoena, court order or other governmental process and permit any Group Company to intervene and participate with counsel of its own choice in any related proceeding.

(b) Executive shall deliver to the Company at the termination of his employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the Company or any other Group Company which he may then possess or have under his control.

7. Inventions and Patents. Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patents, patent applications and all similar or related information (whether or not patentable) which relate to a Group Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Company or any other Group Company (“Work Product”) belong to the applicable Group Company. Executive shall promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after his employment) to seek and obtain intellectual property protection on behalf of the applicable Group Company and establish and confirm the applicable Group Company’s ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

8. Indemnification. The Company will indemnify Executive and his legal representatives to the fullest extent permitted by applicable law and the existing organizational documents of the Company or any other applicable laws or the provisions of any other corporate document of the Company, and Executive shall be entitled to the protection of any insurance policies the Company may elect to obtain generally for the benefit of its directors and officers against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he or his legal representatives may be made a party by reason of him being or having been a director or officer of the Company or any other Group Company or actions taken purportedly on behalf of the Company or any other Group Company. The Company shall advance to Executive the amount of his expenses incurred in connection with any proceeding relating to such service or function to the fullest extent legally permissible under applicable law. The indemnification and expense reimbursement obligations of the Company in this Section 8 will continue as to Executive after he ceases to be an officer of the Company and shall inure to the benefit of his heirs, executors and administrators.

9. Non-Compete; Non-Solicitation.

(a) Subject to Section 1(c) hereof, Executive covenants and agrees that, during the Employment Period and for the following periods after the termination of this Agreement howsoever arising, except with the prior written consent of the Board, which shall not be unreasonably refused or delayed, directly or indirectly, either alone or jointly with or on behalf of any person, firm, company or entity and whether on his own account or as principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever, Executive shall not:

(i) for the Applicable Period following termination, in the Relevant Territory (as defined in Section 9(b) below), and in competition with the Company or any of the Relevant Group Companies, engage, assist or be interested in any undertaking which provides services or products similar to those provided by the Company or any of the Relevant Group Companies;

(ii) for the Applicable Period following termination, in the Relevant Territory, solicit or interfere with or endeavor to entice away from the Company or any of the Relevant Group Companies any Person who is a customer or Potential Customer of the Company or any of the Relevant Group Companies;

(iii) for the Applicable Period following termination, in the Relevant Territory, be concerned with the supply of services or products to any Person which is a customer or Potential Customer of the Company or any of the Relevant Group Companies where such services or products are in competition with those services or products supplied by the Company or any of the Relevant Group Companies;

(iv) for the Applicable Period following termination, offer to employ, or engage or solicit the employment or engagement of, any Person who immediately prior to the date of termination was an employee, contractor or director of the Company or any of the Relevant Group Companies (whether or not such Person would commit any breach of their contract of employment or engagement by reason of leaving the service of such company).

(b) For the purposes of this Agreement:

(i) “Applicable Period” means:

(1)	24 months in the event of a termination of Executive’s employment hereunder pursuant to Section 4(b) hereof (termination as a result of disability of Executive) or Section 4(d) hereof (termination by Company without Cause or by Executive resignation with Good Reason);

(2)	6 months in the event of a termination of Executive’s employment hereunder pursuant to Section 4(e) hereof (Executive resignation without Good Reason); provided that such 6-month period shall be increased to a 12-month period if the Company elects, in its sole discretion, to pay Executive an amount equal to (x) 100% of Executive’s Base Salary in effect as of the date Executive’s employment with the Company is terminated plus (y) 100% of the Cash Bonus paid (or payable in the event the full amount has not then been paid) to Executive with respect to the calendar year immediately preceding the year in which Executive’s employment with the Company terminated, such amount payable during the 12-month period after Executive’s last day of active employment in equal monthly installments in accordance with the Company’s customary payroll practices; and

(3)	6 months in the event of a termination of Executive’s employment hereunder pursuant to

Section 4(c) hereof (termination by Company for Cause).

(ii) “Person” means an individual, partnership, limited liability company, corporation, trust or any other entity.

(iii) “Potential Customer” means any Person from whom the Company or any of the Relevant Group Companies has actively solicited business during the 12-month period prior to Executive’s termination of employment.

(iv) A “Relevant Group Company” means the Company, Warner Chilcott and all direct and indirect subsidiaries thereof and, if applicable, their predecessors in business.

(v) “Relevant Territory” means the area constituting the market of the Company or any of the Relevant Group Companies for products and services with which Executive shall have been concerned during the term of his employment with any Group Company.

(c) Nothing contained in Section 9(a) shall prohibit Executive from holding shares or securities of a company any of whose shares or securities are quoted or traded on any recognized investment or stock exchange; provided that any such holding shall not exceed three percent of the issued share capital of such company and is held passively by way of bona fide investment only.

(d) If, at the time of enforcement of this Section 9, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Executive agrees that the restrictions contained in this Section 9 are reasonable.

(e) In the event of the breach or a threatened breach by Executive of any of the provisions of this Section 9, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting of any bond).

10. Executive’s Representations. Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by Executive do not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound; and (b) upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and binding obligation of Executive, enforceable in accordance with its terms. Executive hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

11. Notices. Any notice provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (whether by overnight courier or otherwise) with receipt acknowledged or sent by registered or certified mail or equivalent, if available, postage prepaid, or by fax (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such fax was sent), addressed to the parties at the following addresses or to such other address as such party shall hereafter specify by notice to the other:

Notices to Executive:	At the address for Executive on file with the Company as of the date of the relevant notice

Notices to the Company:	Warner Chilcott (US), LLC
Rockaway 80 Corporate Center
100 Enterprise Drive
Rockaway, NJ 07866
(973) 442-3200 (Phone)
(973) 442-3316 (Fax)
Attention: General Counsel

12. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction (except with respect to Section 9, for which Section 9(d) shall apply), such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement, together with any other agreements referred to herein (other than the Prior Agreement) (and any exhibits, schedules or other documents referred to herein or therein), constitutes the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations, whether in term sheets, presentations or otherwise, by or among the parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement.

14. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his obligations hereunder without the prior written consent of the Company. The Company will require any successor to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

17. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New Jersey.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the making, interpretation or the breach thereof, other than (a) a claim solely for injunctive relief for any alleged breach of the provisions of Sections 6, 7 and/or 9 as to which the parties shall have the right to apply for specific performance to any court having equity jurisdiction; and (b) the determination of Excise Tax and any Gross-Up Payment pursuant to Section 5 hereof, shall be settled by arbitration in New York City by one arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof, and any party to the arbitration may, if he or it elects, institute proceedings in any court having jurisdiction for the specific performance of any such award. The powers of the arbitrator shall include, but not be limited to, the awarding of injunctive relief.

20. Legal Fees and Expenses. The Company agrees to pay, as incurred, to the full extent permitted by law, all reasonable legal fees and expenses which Executive may reasonably incur as a result of (a) review and/or any claims made regarding the Company’s determination of Excise Tax and any Gross-Up Payment pursuant to Section 5 hereof; or (b) any contest brought in good faith (regardless of the outcome thereof) by the Company, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.

21. No Mitigation or Set-Off. The provisions of this Agreement are not intended, nor shall they be construed, to require that Executive mitigate the amount of any payment provided for in this Agreement by seeking or accepting other employment, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Executive as a result of his employment by another employer or otherwise. The Company’s obligations to make the payments to Executive required under this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against Executive.

22. Tax Withholding. The parties agree to treat all amounts paid to Executive hereunder as compensation for services. Accordingly, the Company may withhold from any amount payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

23. Code Section 409A. Executive and the Company agree that it is the intent of the parties that this Agreement not violate any applicable provision of, or result in any additional tax or penalty under, Section 409A of the Code, and that to the extent any provisions of this Agreement do not comply with Section 409A of the Code, the parties will make such changes as are mutually agreed upon in order to comply with Section 409A of the Code. Notwithstanding any other provision with respect to the timing of payments under this Agreement, if, at the time of Executive’s termination of employment, Executive is deemed to be a “specified employee” of the Company within the meaning of Section 409A(a)(2)(B)(i) of the Code, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which Executive may become entitled under this Agreement which are subject to Section 409A of the Code (and not otherwise exempt from its application) that are payable (a) in a lump sum within six months following the date of termination will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the amount of such lump sum payments in a lump sum and (b) in installments within six months following the date of termination, will be withheld until the first business day after the six-month anniversary of the date of termination, at which time Executive shall be paid the aggregate amount of such installment payments in a lump sum, and after the first business day of the seventh month following the date of termination and continuing each month thereafter, Executive shall be paid the regular payments otherwise due to Executive in accordance with the payment terms and schedule set forth herein.

24. Certain Definitions. The following terms, as used in this Agreement, have the following meanings:

(a) “2005 Acquisition” means the acquisition of all of the ordinary shares of Warner Chilcott PLC by Warner Chilcott Acquisition Limited, a United Kingdom private limited company.

(b) “Change of Control” has the meaning ascribed to such term in the Management Shareholders Agreement.

(c) “Management Shareholders Agreement” means that certain Management Shareholders Agreement dated as of March 28, 2005, as may have been amended from time to time, by and among Warner Chilcott, Warner Chilcott Limited, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited, Executive and the other parties thereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WARNER CHILCOTT (US), LLC

/s/ Anthony D. Bruno
Name: Anthony D. Bruno

Title: Executive Vice President, Corporate Development

EXECUTIVE

/s/ Roger M. Boissonneault
Roger M. Boissonneault

SIGNATURE PAGE: EMPLOYMENT AGREEMENT